SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*







                         Hyperion Solutions Corporation
- --------------------------------------------------------------------------------
                                (Name of Issuer)




                          Common Stock, par value $.001
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    4491M104
- --------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]       Rule 13d-1(b)

          [X]       Rule 13d-1(c)

          [ ]       Rule 13d-1(d)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP 4491M104
- --------------------------------------------------------------------------------
    1)    Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

              Tudor Investment Corporation
              22-2514825
- --------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          (b)     X
- --------------------------------------------------------------------------------
    3)    SEC Use Only
- --------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization         Delaware
- --------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power                    0
Beneficially      (6) Shared Voting Power          1,290,100
Owned by Each     (7) Sole Dispositive Power               0
Reporting Person  (8) Shared Dispositive Power     1,290,100
With
- --------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
               1,290,100
- --------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
- --------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9      4.2%
- --------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)       CO
- --------------------------------------------------------------------------------

CUSIP 4491M104
- --------------------------------------------------------------------------------
    1)    Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

              Paul Tudor Jones, II
- --------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          (b)     X
- --------------------------------------------------------------------------------
    3)    SEC Use Only
- --------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization         USA
- --------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power                    0
Beneficially      (6) Shared Voting Power          1,369,600
Owned by Each     (7) Sole Dispositive Power               0
Reporting Person  (8) Shared Dispositive Power     1,369,600
With
- --------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
               1,369,600
- --------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
- --------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9      4.5%
- --------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)       IN
- --------------------------------------------------------------------------------

CUSIP 4491M104
- --------------------------------------------------------------------------------
    1)    Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

              Tudor BVI Futures, Ltd.
- --------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          (b)     X
- --------------------------------------------------------------------------------
    3)    SEC Use Only
- --------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization         British Virgin Islands
- --------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power                    0
Beneficially      (6) Shared Voting Power            348,300
Owned by Each     (7) Sole Dispositive Power               0
Reporting Person  (8) Shared Dispositive Power       348,300
With
- --------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
               348,300
- --------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
- --------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9      1.1%
- --------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)       CO
- --------------------------------------------------------------------------------

CUSIP 4491M104
- --------------------------------------------------------------------------------
    1)    Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

              Tudor Proprietary Trading, L.L.C.
              13-3720063
- --------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          (b)     X
- --------------------------------------------------------------------------------
    3)    SEC Use Only
- --------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization         Delaware
- --------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power                    0
Beneficially      (6) Shared Voting Power             79,500
Owned by Each     (7) Sole Dispositive Power               0
Reporting Person  (8) Shared Dispositive Power        79,500
With
- --------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                  79,500
- --------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
- --------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9      0.3%
- --------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)       OO
- --------------------------------------------------------------------------------

CUSIP 4491M104
- --------------------------------------------------------------------------------
    1)    Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

              The Raptor Global Fund L.P.
              13-3735415
- --------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          (b)     X
- --------------------------------------------------------------------------------
    3)    SEC Use Only
- --------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization         Delaware
- --------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power                    0
Beneficially      (6) Shared Voting Power            167,800
Owned by Each     (7) Sole Dispositive Power               0
Reporting Person  (8) Shared Dispositive Power       167,800
With
- --------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                 167,800
- --------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
- --------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9      0.5%
- --------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)       PN
- --------------------------------------------------------------------------------

CUSIP 4491M104
- --------------------------------------------------------------------------------
    1)    Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

              The Raptor Global Fund Ltd.
- --------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          (b)     X
- --------------------------------------------------------------------------------
    3)    SEC Use Only
- --------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization         Cayman Islands
- --------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power                    0
Beneficially      (6) Shared Voting Power            697,800
Owned by Each     (7) Sole Dispositive Power               0
Reporting Person  (8) Shared Dispositive Power       697,800
With
- --------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                 697,800
- --------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
- --------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9      2.3%
- --------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)       CO
- --------------------------------------------------------------------------------

CUSIP 4491M104
- --------------------------------------------------------------------------------
    1)    Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

              The Upper Mill Capital Appreciation Fund Ltd.
- --------------------------------------------------------------------------------
    2)    Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          (b)     X
- --------------------------------------------------------------------------------
    3)    SEC Use Only
- --------------------------------------------------------------------------------
    4)    Citizenship or Place of Organization         Cayman Islands
- --------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power                    0
Beneficially      (6) Shared Voting Power             76,200
Owned by Each     (7) Sole Dispositive Power               0
Reporting Person  (8) Shared Dispositive Power        76,200
With
- --------------------------------------------------------------------------------
    9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                  76,200
- --------------------------------------------------------------------------------
   10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
- --------------------------------------------------------------------------------
   11)    Percent of Class Represented by Amount in Row 9      0.2%
- --------------------------------------------------------------------------------
   12)    Type of Reporting Person (See Instructions)       CO
- --------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Hyperion Solutions Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               1344 Crossman Ave
               Sunnyvale, CA 94089

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               Tudor BVI Futures, Ltd. ("Tudor BVI")
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Raptor Global Fund L.P. ("Raptor L.P.")
               The Raptor Global Fund Ltd. ("Raptor Ltd.")
               The Upper Mill Capital Appreciation Fund Ltd. ("Upper Mill")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TPT and Raptor L.P. is:

                       600 Steamboat Road
                       Greenwich, CT 06830

               The principal business office of Mr. Jones is:

                       c/o Tudor Investment Corporation
                       600 Steamboat Road
                       Greenwich, CT 06830

               The principal business office of each of Tudor BVI, Raptor Ltd. and Upper Mill is:

                       c/o CITCO
                       Kaya Flamboyan 9
                       Curacao, Netherland Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation
               Tudor BVI is a company organized under the laws of the British Virgin Islands
               Mr. Jones is a citizen of the United States
               Raptor L.P. is a Delaware limited partnership
               TPT is a Delaware limited liability company
               Raptor Ltd. and Upper Mill are companies organized under the laws of the Cayman Islands

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               4491M104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
               (a) [ ]   Broker or Dealer registered under section 15 of the Act
               (b) [ ]   Bank as defined in section 3(a)(6) of the Act
               (c) [ ]   Insurance Company as defined in section 3(a)(19) of the
                         Act
               (d) [ ]   Investment Company registered under section 8 of the
                         Investment Company Act
               (e) [ ]   Investment Adviser registered under section 203 of the
                         Investment Advisers Act of 1940
               (f) [ ]   Employment Benefit Plan, Pension Fund which is subject
                         to the provisions of the Employee Retirement Income
                         Security Act of 1974 or Endowment fund; see section
                         240.13d-1(b)(1)(ii)(F)
               (g) [ ]   Parent Holding Company, in accordance with section
                         240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
               (h) [ ]   Group, in accordance with section
                         240.13d-1(b)(1)(ii)(H)

Item 4.        Ownership (As of July 28, 1999).

               (a) Amount Beneficially Owned: See Item 9 of cover pages

               (b) Percent of Class: See Item 11 of cover pages

               (c) Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote
                          See Item 5 of cover pages
                          -------------------------

                   (ii)  shared power to vote or to direct the vote
                          See Item 6 of cover pages
                          -------------------------

                   (iii) sole power to dispose or to direct the disposition of
                          See Item 7 of cover pages
                          -------------------------

                   (iv)  shared power to dispose or to direct the disposition of
                          See Item 8 of cover pages
                          -------------------------

                   The shares of Common Stock reported herein as beneficially owned are owned directly by Tudor BVI (348,300 shares), TPT (79,500 shares), Raptor L.P. (167,800 shares), Raptor Ltd. (697,800 shares) and Upper Mill (76,200 shares). Because TIC is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Ltd., Raptor L.P., Tudor BVI and Upper Mill, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.        Ownership of Five Percent or Less of a Class.

                   If this statement is being filed to report that as of the
               date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                   Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                   Not applicable

Item 8.        Identification and Classification of Members of the Group.

                   See cover pages

Item 9.        Notice of Dissolution of Group.

                   Not applicable

Item 10.       Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   Dated:   August 3, 1999

                                   TUDOR INVESTMENT CORPORATION


                                   By:      /s/ Andrew S. Paul
                                      ------------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel


                                       /s/ Paul Tudor Jones, II
                                   ---------------------------------------------
                                       Paul Tudor Jones, II


                                   TUDOR BVI FUTURES, LTD.

                                   By: Tudor Investment Corporation,
                                       Trading Advisor


                                       By:     /s/ Andrew S. Paul
                                          --------------------------------------
                                          Andrew S. Paul
                                          Managing Director and General Counsel

                                   TUDOR PROPRIETARY TRADING, L.L.C.


                                   By:      /s/ Andrew S. Paul
                                      ------------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel


                                   THE RAPTOR GLOBAL FUND L.P.

                                   By: Tudor Investment Corporation,
                                       General Partner


                                       By:     /s/ Andrew S. Paul
                                          --------------------------------------
                                          Andrew S. Paul
                                          Managing Director and General Counsel


                                   THE RAPTOR GLOBAL FUND LTD.

                                   By: Tudor Investment Corporation,
                                       Investment Advisor


                                       By:     /s/ Andrew S. Paul
                                          --------------------------------------
                                          Andrew S. Paul
                                          Managing Director and General Counsel


                                   THE UPPER MILL CAPITAL APPRECIATION FUND LTD.

                                   By: Tudor Investment Corporation,
                                       Sub-Investment Manager


                                       By:         /s/ Andrew S. Paul
                                          -------------------------------------
                                          Andrew S. Paul
                                          Managing Director and General Counsel